Exhibit 1

Date: 16 January 2005
Release Number: 2005-01

Intelsat Reports Loss of IS-804 Satellite
Many customers already restored to normal operations

Pembroke, Bermuda — January 16, 2005 — Intelsat, Ltd. announced today that its IS-804 satellite experienced a sudden and unexpected electrical power system anomaly on January 14, 2005, at approximately 5:32 p.m. EST that caused the total loss of the spacecraft. In accordance with existing satellite anomaly contingency plans, Intelsat is in the process of making alternative capacity available to its IS-804 customers. The satellite, launched in 1997, furnished telecommunications and media delivery services to customers in the South Pacific. Intelsat and Lockheed Martin Corporation, the manufacturer of the satellite, are working together to identify the cause of the problem. Intelsat currently believes that there is no connection between this event and the recent IA-7 satellite anomaly as the two satellites were manufactured by two different companies and their designs are different.

A number of Intelsat-operated satellites in the region are being utilized to restore service to affected customers, and many end users of IS-804 capacity are already operating normally using replacement capacity. Intelsat has also begun working with other fleet operators where necessary to ensure the quickest possible restoration of service for customers.

“The loss of a satellite is an extremely rare event for us, and our first priority must be restoration of service to our customers,” said Conny Kullman, CEO of Intelsat, Ltd. “Intelsat remains firmly committed to the region that was covered by IS-804, and all necessary effort and assets will be allocated to ensure Intelsat satellite coverage throughout the Asia-Pacific region.”

Intelsat expects to record a non-cash impairment charge of approximately $73 million to write off the value of the IS-804 satellite. The IS-804 was not insured, in accordance with Intelsat’s practice of insuring only those satellites with a net book value greater than $150 million.

Under the terms of the Transaction Agreement and Plan of Amalgamation for the sale of Intelsat dated August 16, 2004, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Zeus Holdings Limited (Zeus Holdings), Zeus Merger One Limited and Zeus Merger Two Limited, the total loss of the IS-804 satellite gives Zeus Holdings the right to not consummate the acquisition of Intelsat. Zeus Holdings has advised Intelsat that it is evaluating the impact of the IS-804 failure.

About Intelsat

As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets and grow their businesses with confidence. For further information, please contact us at media.relations@intelsat.com or at +1 202-944-7500.

Contacts:
Financial Media and Investor Relations:

Dianne VanBeber
+1 703 627 5100
dianne.vanbeber@intelsat.com

Other Media:

Fritz Stolzenbach
+1 202 243 9168
fritz.stolzenbach@intelsat.com

Safe Harbor Statement:
Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks, including Intelsat’s ability to transition IS-804 customers to alternate capacity. In connection with the proposed acquisition of Intelsat by Zeus Holdings Limited, known factors include, but are not limited to, the ability of Zeus Holdings Limited to obtain financing on the terms contemplated in the agreements relating to the proposed transaction or at all; any other change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites that causes a condition precedent to the proposed transaction to fail to be satisfied; and the inability to consummate the proposed transaction for any other reason. Detailed information about other known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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